Exhibit 99

FOR IMMEDIATE RELEASE	CONTACT:	Glenn Schaeffer
702-632-6710

MANDALAY BOARD TO CONSIDER TERMS OF

POTENTIAL ACQUISITION BY MGM MIRAGE

LAS VEGAS, NV – June 14, 2004 – Mandalay Resort Group (NYSE:MBG) announced today that Mandalay and MGM Mirage (NYSE:MGG) have discussed terms for a potential acquisition of Mandalay by MGM for $71.00 per share in cash.  The terms would offer significantly greater assurances of closing for Mandalay’s shareholders than did MGM’s previous acquisition proposal.

Such terms will be presented to Mandalay’s Board of Directors at a meeting expected to be held the afternoon of Tuesday, June 15, 2004.  Neither Mandalay nor its management has entered into any agreement on this matter.  There can be no assurances that a definitive agreement will be reached.

Mandalay Resort Group owns and operates 11 properties in Nevada: Mandalay Bay, Luxor, Excalibur, Circus Circus, and Slots-A-Fun in Las Vegas; Circus Circus-Reno; Colorado Belle and Edgewater in Laughlin; Gold Strike and Nevada Landing in Jean and Railroad Pass in Henderson.  The company also owns and operates Gold Strike, a hotel/casino in Tunica County, Mississippi.

MORE…

MANDALAY RESORT GROUP REVISED MGM PROPOSAL

June 14, 2004

Page Two

The company owns a 50% interest in Silver Legacy in Reno, and owns a 50% interest in and operates Monte Carlo in Las Vegas.  In addition, the company owns a 50% interest in and operates Grand Victoria, a riverboat in Elgin, Illinois, and owns a 53.5% interest in and operates MotorCity in Detroit, Michigan.

This press release contains “forward-looking statements” within the meaning of the federal securities laws.  The forward-looking statements in this press release involve risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements herein.  Additional information concerning potential factors that could affect the company’s future financial results is included under the caption “Factors That May Affect Our Future Results” in Item 1 of the company’s annual report on Form 10-K for the year ended January 31, 2004.

###